SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas L. Saeli submitted his resignation as Chief Executive Officer and a director of Noble International, Ltd. (the “Company”) effective April 13, 2009. On April 14, 2009, Frank B. Sovis, the Company’s Chief Operating Officer, submitted his resignation. The employment agreement between the Company and Mr. Saeli dated May 8, 2006 and the employment agreement between the Company and Mr. Sovis dated February 12, 2009 have been terminated (other than the confidentiality, non-competition and non-solicitation provisions contained therein). The Company has agreed to pay each of Mr. Saeli and Mr. Sovis approximately four weeks of his annual salary.

Concurrently with Mr. Saeli’s resignation, the Company appointed Andrew J. Tavi, 36, as its Chief Executive Officer. Mr. Tavi has served the Company as Vice President, General Counsel and Secretary since May 2006 and will continue as the Company’s General Counsel and Secretary. Mr. Tavi’s annual salary is $400,000; the other terms of Mr. Tavi’s employment are set forth in his employment agreement with the Company, as previously disclosed.

Mr. Tavi joined the Company in November 2005 as Deputy General Counsel. Prior to joining the Company, Mr. Tavi was senior counsel at the law firm of Foley & Lardner LLP.

Mr. Sovis’ duties will be assumed by David J. Fallon, Chief Financial Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD., a Delaware corporation

By:	/s/ David J. Fallon
David J. Fallon Chief Financial Officer

April 14, 2009